Exhibit 99.1

International Assets to Issue $27 Million in Senior Subordinated Convertible Notes

Orlando, Florida (September 15, 2006)—International Assets Holding Corporation (Nasdaq: IAAC; the “Company”) announced today it has entered into a definitive agreement with several institutional investors to issue $27.0 million in aggregate principal amount of the Company’s senior subordinated convertible notes due 2011. The sale of the notes is expected to close on or before September 22, 2006, subject to customary closing conditions.

The Company expects to use the proceeds from the sale of the notes to repay debt and for general corporate purposes.

The notes will bear interest at the rate of 7.625% per annum, payable quarterly in arrears commencing on October 1, 2006.

The notes will be convertible by the holders at any time following their issuance into shares of common stock of the Company, at an initial conversion price of $25.50 per share. The conversion price is subject to certain adjustments set forth in the notes.

The maturity date of the notes will be the fifth anniversary of the issuance of the notes.

The Company may, at its option, redeem the notes for cash on March 11, 2010, at a redemption price equal to 110% of the principal amount of the notes, together with accrued interest and any late charges (the “Conversion Amount”), subject to certain conditions set forth in the notes.

If the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization, as defined in the notes, to the Company’s consolidated cash interest expense (the “Consolidated Interest Coverage Ratio”) is less than 2.75 for the 12 month period ending on December 31, 2009, then the holders of the notes will have the option to require the Company to redeem all or any portion of the notes at a redemption price equal to 100% of the Conversion Amount to be redeemed.

If, at any time after March 22, 2008, the dollar-volume weighted average price of the common stock exceeds, for any twenty out of thirty consecutive trading days, 150% of the conversion price of the notes, then the Company will have the right to require the holders of the notes to convert all or any portion of the Notes into shares of Common Stock at the then-applicable conversion price.

Commencing with the fiscal quarter ending on September 30, 2007, in the event that the Consolidated Interest Coverage Ratio for the 12 months preceding the end of any fiscal quarter is less than 2.0, then the interest rate on the notes will be increased by 2.0% to 9.625% per annum, effective as of the first day of the following fiscal quarter.

The notes will be issued only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the private placement, the Company has agreed to file a registration statement to register for resale the common stock issuable upon conversion of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated convertible notes or any shares of common stock of the Company that may be issued upon the conversion thereof, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Scott Branch

Tel: +1 (888) 345-4685 x 335

sbranch@intlassets.com

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